Exhibit 23


                Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation


We consent to incorporation by reference in this Registration Statement on Form S-8 with respect to the 1997 Stock-Based Incentive Plan of International
Multifoods Corporation of our reports dated April 8, 1997, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 28, 1997 and February 29, 1996 and the related consolidated statements of earnings and cash flows and the related financial statement schedule for each of the years in the three-year period ended February 28, 1997, which reports appear in and are incorporated by reference in the Annual Report on Form 10-K for the year ended February 28,
1997, of International Multifoods Corporation.




                                 /s/ KPMG Peat Marwick
                                     KPMG Peat Marwick LLP






Minneapolis, Minnesota
August 22, 1997